The Alkaline Water Company Reports Results for the
2021 Fiscal Second Quarter

SCOTTSDALE, Ariz. - November 16, 2020 - The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company") is a producer of bottled alkaline drinking water, flavor-infused waters, and CBD infused products sold under the brand name Alkaline88®, A88™, and A88CBD™, respectively. Today, the Company announces revenue of $10.8 million for the fiscal second quarter ended September 30, 2020.

Key Highlights:

- Fiscal 2021 first-half revenue of $25 million increased 21% over the same period last year.

- Fiscal Q2 earnings per share of ($0.06) improved by 14.3% compared to the prior-year quarter, of which ($0.03) was related to non-cash expenses.

- For fiscal 2021, the Company is now providing revenue guidance in the range of $48 million to $52 million, representing full-year growth of 17% to 27%.

- Introduced five category-leading items for the A88CBD™ portfolio of ingestible and topical products.

- Purchase orders for the quarter were the second-highest in the Company's history, excluding our COVID period from last spring.

"During the fiscal second quarter, we made good progress toward our strategic goals, gained market share, launched innovating new products, added leading partners, and expanded into new growth markets, all while navigating through a challenging COVID environment. Our quarterly growth was impacted as various distributors reduced deliveries and cleared excess inventory built in the prior quarter. Delivery and inventory trends continued to improve throughout the quarter, with order activity reverting to pre-pandemic levels. Our fiscal third quarter is off to a strong start, and we are seeing a record month of sales for October. Demand for our lifestyle brands at the retail level remains strong, and revenue grew a healthy 21% during the first half of our fiscal year.  According to the October 3 Nielsen's data, our flagship brand, Alkaline88®, has been the fastest-growing non-flavored value-added water in the top 10 brands over the last 13, 26, and 52 week period. Our footprint continues to grow nationally, and this quarter alone, we added over 1,000 new store locations for our A88 family of lifestyle brands. We see strong momentum across all our product categories and consider this quarter's performance to be an outlier. As of early November, inventory at retailers has normalized, driven by our aggressive summer marketing efforts. We believe the actions taken positions us for stronger growth for the balance of this fiscal year and beyond," stated Richard A. Wright, president and chief executive officer of The Alkaline Water Company.

"For our A88CBD line of ingestible and topical products, we launched five category-leading items this quarter. These products, which include our delicious lemon-lime CBD water, vegan gummies, zero-calorie powder packs, all-natural bath bombs, and cruelty-free deep relief cream, complement our existing product lineup. Our robust product lineup effectively positions us to capture share in the estimated $20 billion-plus hemp-derived consumer products market. We are in active discussions with over 9,000 retail locations to take on our products over the coming 90 days. With an in-demand portfolio of offerings, a strong partner network, and an established retail base, we are taking aggressive actions to capture share in the large and growing retail trades we currently serve and greenfield opportunities in the CBD and hospitality and foodservice arena. Additionally, our e-commerce sites continue to exceed our expectations and provide another growth area driven by shifting consumer behaviors. We also expect the multi-year health and wellness trend to accelerate coming out of the COVID pandemic and anticipate our lifestyle brands to benefit due to our sales and marketing efforts made this year."

Fiscal 2021 Second Quarter Financial Results (unaudited)

(All amounts are in U.S. dollars)

  For the fiscal second-quarter ending September 30, 2020, recorded revenue of approximately $10.8 million, an increase of approximately 3% year-over-year.
  Gross profit in the fiscal second quarter of $4.4 million declined by 1.3% compared to the prior-year quarter.
    Gross margin of 41.2% declined 170 basis points primarily due to higher raw material costs.
  Total operating expenses for the fiscal second quarter were $8.7 million, an increase of 18.7% year over year.
  Net loss for the fiscal second quarter was $4.4 million or $0.06 per share versus a net loss of $2.9 million or $0.07 per share in the fiscal second quarter of 2019. The bottom-line was impacted by ($0.03) per share due to certain non-cash items.

Fiscal 2021 Revenue Guidance

"We have refrained from providing guidance this year due to the COVID impact. While uncertainties remain, we see positive business trends pointing to a stronger second half of our fiscal 2021. With inventory trends normalizing and strong retail demand, we are introducing our fiscal 2021 revenue guidance of $48 million to $52 million, representing full-year growth of 17% to 27% with an estimated gross profit of approximately $19 million to $21 million. We expect all our lifestyle brands including, Alkaline88®, eco-friendly aluminum bottles, A88 Infused™ flavors, and our A88CBD™ portfolio of products to contribute toward this growth, which we expect to accelerate during the third and fourth quarter of this fiscal year," added Mr. Wright.

Our forecasted revenue is based on our expectation that revenue growth will remain consistent for the fiscal year 2021. We further expect sales growth to continue in the natural foods, drug, c-stores, and specialty retailer channels. We are also expecting the hospitality and foodservice channels, which have only recently started selling our products, to be strong contributors in the fourth fiscal quarter.

As our sales cycle is an average of 14 days, a slowdown of the growth in any of the areas set forth above during fiscal 2021 or other events could cause actual results to vary materially from this forecast. In addition, sales growth, which may significantly impact quarterly and annual revenue, is difficult to predict, especially in the current COVID environment, which is causing intense volatility in our end markets.

Recent Business and Operational Highlights

National Footprint and Channel Expansion

  Alkaline88® flagship brand of premium alkaline water is now available in over 70,000 stores across all trades in the U.S.
  Expands into multi-billion dollar Hospitality and Foodservice channel.
    Added Dot Foods Inc., the largest food redistributor in the U.S., to present our Alkaline88®, A88 Infused™, and eco-friendly aluminum bottles to its 4,300 customers nationwide.
    DOT Food to offer A88 Infused™ as a featured all-natural flavored product.
    Added Independent Broker Alliance (IBA), an alliance of 30 independently owned and operated foodservice sales agencies.
  Adds CBD distributor BettermentRS.
  Adds Valu Merchandisers Company (VMC), a natural and organic product distributor serving more than 3,800 independently owned supermarkets in 35 states.
  Added seven new Core-Mark distribution centers.
  HomeGoods, a T.J. Maxx company, to carry the new 2-liter product in 500 store locations.
  Alkaline88® available in 1-gallon and 1-liter sizes at all 123 Fareway store locations across six states in the Midwest.
  H-E-B to carry Alkaline88® aluminum bottles in 288 U.S. stores.
  Expands online and brick and mortar channels for A88CBD™ portfolio of products.
    Products are now available in approximately 400 retail locations, including YesWay,  Elevated Wellness CBD, CBD Emporium, Alchemist Kitchen, Pure CBD, Vitamin Plus (select locations), and online at Amazon, CBD.co, healwithnature.com, and DirectCBDOnline.com.
  Accelerated convenience store growth strategy with several new distribution agreements.
    Added Mahaska, a Direct-Store-Delivery (DSD) provider, serving over 5,000 customers, including supermarkets and convenience stores, to drive growth in the mid-west region.
    Added 200 new c-stores locations, including FastTrip, Colbea, Kenk, and CN Brown's company-owned and serviced locations.
    Since the inception of the program, the Company has added over 12,000 new convenience stores and expects to reach approximately 25,000 convenience stores by the end of fiscal 2021.
  Expanded national distribution with KeHE for flavor-infused waters and UNFI and broker C.A. Fortune for its A88CBD™ portfolio of products.

Innovation and Product Portfolio Expansion

  Launched new 2-liter single-serve and six-packs, targeting high volume shoppers, including the club market.
  Expanded topical product lineup; includes bath bombs and deep-relief cream made with high-quality, lab-tested hemp extract.
  Expanded ingestible product lineup; includes lemon-lime water, gummies, and powder packs made with high-quality, lab-tested hemp extract.
  Announced new single-serve 500ml Eco-friendly Aluminum bottles.
    To be carried by national distributor KeHE with support from leading national broker C.A. Fortune.

Corporate Development

  Appoints Retail Industry Veteran Frank Lazaran to its Board of Directors.
  Enhanced digital customer experience by adding new content and features to A88CBD.com
  Featured and showcased the A88 family of products at various national expos and tradeshows.
    Ranked #1 best selling national brand by units sold at the 2020 KeHE Holidays of Hope show and the KeHE Winter Virtual show.

Brand Awareness

  Alkaline88® remains the #1 selling bulk alkaline water nationally.
  Alkaline88® Official Vendor for Kampgrounds of America (KOA®) and Yogi Bear's Jellystone Park™ Camp-Resorts.

The following table summarizes the operating results for the three months ended September 30, 2020, and 2019 (Unaudited):

(All Amounts are in U.S. dollars)

In millions	For the three months ended September 30, 2020	For the three months ended September 30, 2019	Year over Year Change %
Revenue	$10,755,946	$10,444,978	3.0%
Cost of Good Sold	$6,326,958	$5,959,430	6.2%
Gross Profit	$4,428,988	$4,485,548	-1.3%

Operating Expenses
Sales and Marketing	$4,984,729	$4,809,882	3.6%
General and Administrative	$3,490,548	$2,247,371	55.3%
Depreciation	$184,406	$239,757	-23.1%
Total Operating Expense	$8,659,683	$7,297,010	18.7%

Total Operating Loss	$(4,230,695)	$(2,811,462)	50.5%

Net Loss	$(4,361,628)	$(2,924,957)	49.1%

Loss per Share (Basic and Diluted)	$(0.06)	$(0.07)	-14.3%

Weighted Avg. Shares Outstanding (Basic and Diluted)	67,888,935	42,011,439	61.6%

Conference Call Information

The Alkaline Water Company will conduct a conference call to review its operating results for the quarter ended September 30, 2020, on Monday, November 16, 2020, at 5:00 PM Eastern Time. This call may include material information not contained in this press release.

Date: November 16, 2020
Time: 5:00 PM Eastern Time (E.T.)
Dial-in Number for U.S. and Canadian Callers: 877-407-8293
Dial-in Number for International Callers (Outside of the U.S. and Canada): 201-689-8349

Participating on the call will be the Company's President and CEO Richard A. Wright and Chief Financial Officer David Guarino. They will discuss operational and financial highlights for the fiscal second quarter and its outlook for the full fiscal year 2021.

To join the live conference call, please dial into the above-referenced telephone numbers five to 10 minutes prior to the scheduled call time.

A replay will be available for one week starting on November 17, 2020, at approximately 10:30 AM (E.T.). To access the replay, please dial 877-660-6853 in the U.S. or Canada and 201-612-7415 for international callers. The conference I.D. # is 13712984.

About The Alkaline Water Company

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH balanced alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label 'Clean Beverage.' Quickly being recognized as a growing lifestyle brand, Alkaline88® launched A88 Infused™ in 2019 to meet consumer demand for flavor-infused products. A88 Infused™ flavored water is available in six unique all-natural flavors, with new flavors coming soon. Additionally, in 2020, the Company launched A88 Infused Beverage Division Inc., which includes the Company's CBD water and flavor-infused water. For the Company's topical and ingestible offerings, A88 Infused Products Inc. includes both the Company's lab-tested hemp extract salves, balms, lotions, essential oils, and bath salts, along with broad-spectrum hemp, powder packs, oil tinctures, capsules, and gummies.

To purchase A88CBD™ products online, visit us at A88CBD.com and Alkaline88.com. To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the following: that the Company sees strong momentum across all its product categories and consider this quarter's performance to be an outlier; that the Company believes the actions taken positions the Company for stronger growth for the balance of this fiscal year and beyond; that the Company's robust product lineup effectively positions the Company to capture share in the estimated $20 billion-plus hemp-derived consumer products market; that the Company's e-commerce sites provide another growth area driven by shifting consumer behaviors; that the Company expects the multi-year health and wellness trend to accelerate coming out of the COVID pandemic and anticipates its lifestyle brands to benefit due to its sales and marketing efforts made this year; that the positive business trends point to a stronger second half of the Company's fiscal 2021; the statements relating to the Company fiscal 2021 revenue guidance of $48 million to $52 million, with an estimated gross profit of approximately $19 million to $21 million, representing full-year growth of 17% to 27%;  that the Company expects all its lifestyle brands including, Alkaline88®, eco-friendly aluminum bottles, A88 Infused™ flavors, and its A88CBD™ portfolio of products to contribute toward this growth, which the Company expects to accelerate during the third and fourth quarter of this fiscal year; the Company's expectation that revenue growth will remain consistent for the fiscal year 2021; that the Company expects sales growth to continue in the natural foods, drug, c-stores, and specialty retailer channels; that the Company is expecting the hospitality and foodservice channels, which have only recently started selling the Company's products, to be strong contributors in the fourth fiscal quarter; and that the Company expects to reach approximately 25,000 convenience stores by the end of fiscal 20201.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company's CBD-infused products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD-infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Richard A. Wright
President and CEO

Sajid Daudi

Director of Investor Relations & Corporate Communications
800-923-1910
investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com